Exhibit 99.1

STAAR Surgical and Aier Eye Hospital Group Announce Strategic Cooperation Agreement

Agreement Addresses Significant Need for Refractive Surgery in Chinese Population with Mid to High Myopic Correction Requirements

MONROVIA, CA, February 16, 2016---STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye, and Aier Eye Hospital Group Co. Ltd. (SHE: 300015), the largest refractive surgery provider in China, today announced they have entered into an agreement to provide STAAR’s CentraFLOW® intraocular lenses (ICL) as a primary and premium option for refractive eye treatment.

“Aier Eye Hospital Group is dedicated to providing our patients with exceptional refractive vision care solutions. We currently operate 100 eye hospitals with a strategic plan to grow to over 200 eye hospitals by 2020. This growth is necessary to be able to provide the very large number of patients with the opportunity for the best myopic correction possible,” said Mr. Li Li, CEO of Aier Eye Hospital Group.

According to A Research Report on the Vision Health of Chinese People, authored by the China Health Development Research Center, Peking University, published on June 12, 2015, “The number of people with high myopia alone is far greater than the totality of those with other types of vision defects. Myopia is particularly widespread among teenagers. It is estimated that in 2012, there were totally 480 to 531 million people suffering from myopia, with as many as 29 to 30.4 million having high myopia.”

“We believe that our partnership with STAAR will provide a strong collaboration projected to include surgeon training, clinical studies, patient registries, local inventory including the more custom Toric lenses, patient information both in person and through digital communications and an ability to meet patient demand within the day of interest. All of these partnership terms are significant and very important to make the ICL a primary and premium treatment option for our mid to high myopic patients. We will also be an enthusiastic clinical contributor to the STAAR Asia Experts Meeting in Shanghai in March,” concluded Mr. Li Li.

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“STAAR is pleased to have entered into a Strategic Cooperation Agreement with Aier Hospital Group where the CentraFLOW Visian implantable Collamer® lens will be positioned as a primary and premium vision correction solution for their patients. Our distributor, Shanghai Lansheng Resources Co. Ltd, has expanded to specialized distribution with a dedicated ICL division and has partnered with us to provide Aier Eye Hospital Group with close cooperation and committed levels of support as contracted lens purchase unit milestones are achieved. STAAR considers cooperation and strategic agreements as fundamental to its transformational goal to provide outstanding vision care experience and outcome for patients with exceptional clinical support as a core tenet” said Caren Mason, President & CEO of STAAR.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”. More than 550,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

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Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: statements regarding products or potential future sales in China, including but not limited to sales to Aier Eye Hospital Group, current or future and any statements of assumptions underlying any of the foregoing. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended January 2, 2015, under the caption “Risk Factors”, which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Brian Moore, 310-579-6199	Dave Schemelia, 646-445-4800
Doug Sherk, 415-652-9100

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